Exhibit 99.1

Dear Citizens Shareholder,

I am writing to bring you up to date on second quarter results and other bank matters.

I am pleased to report that we continue the pattern of strong performance we experienced in the first quarter. Net income through June 30, 2014 is $497,312, compared with $607,012 for all of last year, putting us on a path for a strong year. Net income for the second quarter was $196,405, compared to $300,744 for the first quarter. Overall first quarter results were higher because of receipts from real estate we sold as a part of working out past loan difficulties.

The Citizens team is working hard, and getting results. Not only is net income up, but we have successfully completed a major step in the recapitalization required by regulators. We sold 238,057 shares at the offering price of $14.49, for a total of $3,449,446. We are grateful to shareholders, new and old, who have expressed such faith in Citizens by supporting its mission of service to our region as the only locally owned bank.

As we committed to you at the annual meeting, your Board is moving forward with a strategic planning process designed to aggressively exploit our unique market niche, and to grow the bank, and therefore the value of your investment, at a rapid pace.

I also wanted to report to you that Ron Reed is no longer with the bank. Ron served well when we looked to him to help stabilize operations as the bank was going through a very difficult time. We wish him good fortune in his future endeavors.

Subject to regulatory approval, the Board has nominated me, and I have agreed to serve, as interim president while we conduct a search for new leadership to execute on our strategic plan and to lead us forward. Please know that each morning, bank Board, leadership and employees rededicate ourselves to enhancing shareholder value. If you have questions, please call me directly at 740-385-8561.

Sincerely,

/s/ Don Wood